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                     February 8, 2021

       Jason Meggs
       Chief Financial Officer
       Syneos Health, Inc.
       1030 Sync Street
       North Carolina 27560-5468

                                                        Re: Syneos Health, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed February 20,
2020
                                                            Form 8-K Furnished
October 29, 2020
                                                            File No. 001-36730

       Dear Mr. Meggs:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services